Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Charles Frischer
T: +1-813-474-9047
E: charles.frischer@altisourceamc.com

Altisource Asset Management Corporation Reports Second Quarter 2023 Results

CHRISTIANSTED, U.S. Virgin Islands, August 14, 2023 (BUSINESS WIRE) - Altisource Asset Management Corporation (“AAMC” or the “Company”) (NYSE American: AAMC) today announced financial and operating results for the second quarter of 2023.

Second Quarter 2023 Results and Recent Developments

•AAMC obtained a favorable ruling in its litigation with its preferred shareholder, Luxor, where the appeals court found that AAMC did not breach any contractual obligations.

•In the Company’s lawsuit against Blackrock and PIMCO, a court-appointed Staff Master recommended that all of the Company’s tort and CICO damage claims may proceed in USVI court.

•AAMC second quarter operating results 2023 were similar to the first quarter of 2023.
•In July 2023, AAMC’s Board of Directors, approved a 2 for 1 stock split, to be treated as stock dividend, with a Record Date of August 14, 2023. The dividend is expected to close in September 2023.
“We are pleased with the recent developments regarding our court cases,” said Charlie Frischer, Board Director, “Our current operations with the lending group are being assessed by the Board of Directors to determine the best way to achieve the efficiencies needed for a capital light approach to lending and investing.”

About AAMC

AAMC acquires, originates and manages mortgage loans, mortgage-backed securities and equity investments in underserved markets. Additional information is available at www.altisourceamc.com.

AAMC works to employ capital light operating strategies that have historically been implemented across a variety of industry sectors ranging from REIT management and title insurance and reinsurance to private loan acquisition, origination and disposition. AAMC is committed to an investment philosophy of opportunistic deployment of capital in new ventures that we believe will be accretive to shareholder value. We are likewise committed, as a matter of core corporate values, to exemplary environmental, social and governance principles.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations, and assumptions with respect to, among other things, the Company’s financial results, margins, employee costs, future operations, business plans including its ability to sell loans and obtain funding, and investment strategies as well as industry and market conditions. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “target,” “seek,” “believe,” and other expressions or words of similar meaning. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from these forward-looking statements may include, without limitation, our ability to develop our businesses, and to make them successful or sustain the performance of any such businesses; our ability to purchase, originate, and sell loans, our ability to obtain funding, market and industry conditions, particularly with respect to industry margins for loan products we may purchase, originate, or sell as well as the current inflationary economic and market conditions and rising interest rate environment; our ability to hire employees and the hiring of such employees; developments in the litigation regarding our redemption obligations under the Certificate of Designations of our Series A Convertible Preferred Stock; and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.

Altisource Asset Management Corporation
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenues:
Loan interest income	$1,610	$524	$3,646	$524
Loan fee income	300	9	385	9
Realized gains on loans held for sale, net	10	—	20	—
Total revenues	1,920	533	4,051	533

Expenses:
Salaries and employee benefits	1,909	1,555	3,773	2,479
Legal fees	936	1,379	1,377	2,736
Professional fees	608	309	1,088	575
General and administrative	984	828	1,918	1,557
Servicing and asset management expense	228	181	411	181
Acquisition charges	—	89	—	513
Interest expense	872	—	1,954	—
Direct loan expense	189	—	452	—
Loan sales and marketing expense	382	—	791	—
Total expenses	6,108	4,341	11,764	8,041

Other income (expense):
Change in fair value of loans	390	(325)	1,239	(325)
Realized losses on sale of held for investment loans, net	—	—	(275)	—
Other	—	8	(2)	16
Total other income (expense)	390	(317)	962	(309)

Net loss from continuing operations before tax	(3,798)	(4,125)	(6,751)	(7,817)
Income tax expense	16	7	51	12
Net loss from continuing operations	$(3,814)	$(4,132)	$(6,802)	$(7,829)

Net loss attributable to common stockholders	$(3,814)	$(4,132)	$(6,802)	$(7,829)

Continuing operations earnings per share
Net loss from continuing operations	$(3,814)	(4,132)	$(6,802)	(7,829)
Gain of preferred stock transaction	—	—	0	5,122
Numerator for earnings per share from continuing operations	$(3,814)	$(4,132)	$(6,802)	$(2,707)

Loss per share of common stock - Basic:
Loss per basic common share	$(2.16)	$(2.00)	$(3.84)	$(1.31)
Weighted average common stock outstanding	1,765,233	2,063,078	1,771,184	2,059,872

Loss per share of common stock - Diluted:
Loss per diluted common share	$(2.16)	$(2.00)	$(3.84)	$(1.31)
Weighted average common stock outstanding	1,765,233	2,063,078	1,771,184	2,059,872

Altisource Asset Management Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Loans held for sale, at fair value	$21,773	$11,593
Loans held for investment, at fair value	51,773	83,143
Cash and cash equivalents	10,532	10,727
Restricted cash	4,002	2,047
Other assets	10,937	10,137
Total assets	$99,017	$117,647

LIABILITIES AND EQUITY
Liabilities
Accrued expenses and other liabilities	8,852	10,349
Lease liabilities	1,137	1,323
Credit facilities	42,992	51,653
Total liabilities	52,981	63,325

Commitments and contingencies

Redeemable preferred stock:
Preferred stock, $0.01 par value, 250,000 shares authorized as of June 30, 2023 and December 31, 2022. 144,212 shares issued and outstanding and $144,212 redemption value as of June 30, 2023 and December 31, 2022, respectively.	144,212	144,212

Stockholders' deficit:
Common stock, $0.01 par value, 5,000,000 authorized shares; 3,443,461 and 1,764,658 shares issued and outstanding, respectively, as of June 30, 2023 and 3,432,294 and 1,783,862 shares issued and outstanding, respectively, as of December 31, 2022.	34	34
Additional paid-in capital	149,264	149,010
Retained earnings	34,714	41,516
Accumulated other comprehensive income	21	20
Treasury stock, at cost, 1,678,803 shares as of June 30, 2023 and 1,648,432 shares as of December 31, 2022.	(282,209)	(280,470)
Total stockholder's deficit	(98,176)	(89,890)
Total liabilities and equity	$99,017	$117,647